Exhibit 5.1

May 3, 2010

Harbor Island Development Corp.

Attn: Board of Directors

2275 NW 150th Street, Unit B

Opa Locka, FL 33054

Re:

Registration Statement on Form S-1 for Harbor Island Development Corp.

Ladies and Gentlemen:

We have acted as counsel to Harbor Island Development Corp., a Nevada corporation (the “Company”), in connection with the proposed registration by the Company of shares of its Common Stock, par value $0.0)1 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-1, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”) with respect to the registration, offer and sale of up to 1,500,000 of the Company's Common Stock (the "Shares").

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Articles of Incorporation (the “Charter”) of the Company in the form filed as Exhibit 3.1 to the Registration Statement; (ii) the Bylaws (the “Bylaws”) of the Company in the form filed as Exhibit 3.2 to the Registration Statement; (iii)  resolutions of the Board of Directors and/or stockholders of the Company (the “Resolutions”); (iv) the Registration Statement and the exhibits thereto; and (v) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary as a basis for the opinions herein contained.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that, when the Registration Statement becomes effective under the Act, the Shares will be duly authorized, and when the Shares are registered by the Company’s transfer agent and delivered against payment of the agreed consideration therefor, the Shares will be validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the Nevada Revised Statutes.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

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3033 Fifth Avenue, Suite 201  |  San Diego, CA 92103

TEL: 619.399.3090  |  FAX: 619.399.0120  |  chlawgroup.com

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Registration Statement.

Very truly yours,

/s/Carrillo Huettel, LLP

Carrillo Huettel, LLP

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